Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for First Quarter 2008, Raises Full-Year Guidance
— Company Posts Record Quarterly EPS of $0.58, 45% Above Prior Year,
Based on Positive Operating Results and One-Time Legal Benefit —
— Total Revenues Increase 21% to Establish Quarterly Record of $122.6 Million,
Product Sales Rise 16% to All-Time High of $101.5 Million —
— For 2008, Company Now Expects EPS of $1.72 to $1.76,
Total Revenues of $450 to $455 Million —
SAN DIEGO, CA, April 28, 2008 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the first quarter of 2008 and raised its full-year guidance for earnings per share (EPS) and total revenues.
“Gen-Probe posted excellent financial results in the first quarter of 2008, as new records in both clinical diagnostics and blood screening enabled us to exceed $100 million in quarterly product sales for the first time,” said Henry L. Nordhoff, the Company’s chairman and chief executive officer. “We also established new all-time highs for total revenue and net income, and made important progress in our PROCLEIX® ULTRIO®, human papillomavirus (HPV) and prostate cancer development programs.”
In the first quarter of 2008, product sales were $101.5 million, compared to $87.2 million in the prior year period, an increase of 16%. Total revenues for the first quarter of 2008 were $122.6 million, compared to $101.1 million in the prior year period, an increase of 21%. Net income was $31.9 million ($0.58 per share) in the first quarter of 2008, compared to $21.5 million ($0.40 per share) in the prior year period, an increase of 48% (45% per share). In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a US GAAP basis.
As expected, Gen-Probe’s total revenues and net income in the first quarter of 2008 benefited from $16.4 million of royalty and license revenue received from Bayer, representing the third and final payment due in connection with the 2006 settlement of the companies’ patent infringement litigation.
Detailed Results
Gen-Probe’s clinical diagnostics sales in the first quarter of 2008 benefited from continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-

throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the first quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the first quarter of 2008 benefited from continued international expansion of the PROCLEIX ULTRIO assay, from higher pricing associated with U.S. commercial sales of the PROCLEIX WNV (West Nile virus) assay on the TIGRIS system, from the timing of product shipments, and from increased sales of TIGRIS instruments to Chiron. The Company’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics.
Product sales were, in millions:

	Three Months Ended March 31,
	2008	2007	Change

Clinical diagnostics	$52.5	$47.6	10%
Blood screening	$49.0	$39.6	24%

Total product sales	$101.5	$87.2	16%
Collaborative research revenues for the first quarter of 2008 were $2.5 million, compared to $2.4 million in the prior year period, an increase of 4% that resulted primarily from two factors: increased reimbursement from Novartis of shared development expenses in the companies’ blood screening collaboration; and increased reimbursement from 3M related to the companies’ collaboration to develop rapid tests for healthcare-associated infections. These increases were partially offset by a reduction in funds received from the U.S. Department of Defense for prostate cancer research.
Royalty and license revenues for the first quarter of 2008 were $18.6 million, compared to $11.5 million in the prior year period. As previously discussed, this increase resulted primarily from $16.4 million of revenue from Bayer, which represents the third and final payment due in connection with the 2006 settlement of the companies’ patent infringement litigation. In the prior year period, royalty and license revenues included $10.3 million from Bayer.
Gross margin on product sales in the first quarter of 2008 was 67.8%, compared to 66.5% in the prior year period. This improvement resulted primarily from increased sales of the APTIMA Combo 2 assay and from commercial pricing of the PROCLEIX WNV assay on the TIGRIS system in the United States. These benefits were partially offset by increased instrument sales, as described above.
Research and development (R&D) expenses in the first quarter of 2008 were $23.1 million, compared to $20.3 million in the prior year period, an increase of 14%. This increase resulted primarily from costs associated with key development programs such as the post-marketing studies of the PROCLEIX ULTRIO assay in the United States, the investigational APTIMA® human papillomavirus (HPV) assay, and Gen-Probe’s fully automated instrument system for low- and mid-volume labs, known as PANTHER.
Marketing and sales expenses in the first quarter of 2008 were $11.9 million, compared to $9.5 million in the prior year period, an increase of 25% that resulted primarily from European market development efforts related to the Company’s APTIMA HPV and PROGENSATM PCA3 assays.
General and administrative (G&A) expenses in the first quarter of 2008 were $11.9 million, compared to $11.3 million in the prior year period, an increase of 5% that resulted primarily from higher legal costs.

Gen-Probe continues to have a strong balance sheet. As of March 31, 2008, the Company had $487.6 million of cash, cash equivalents and short-term investments, and no debt. In the first quarter of 2008, Gen-Probe generated net cash of $67.5 million from its operating activities, more than double net income of $31.9 million.
Updated 2008 Financial Guidance
“We believe our strong operating performance in the first quarter has us off to a good start in 2008, and we are therefore raising our full-year revenue and EPS guidance,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer.
For the full year 2008, Gen-Probe now expects:
•	Total revenues of $450 million to $455 million.

•	Product gross margins approximating 68% to 70% of product sales.

•	R&D expenses approximating 23% to 24% of total revenues. The Company expects quarterly R&D expenses to average more than $27 million for the rest of 2008, with much of the increase associated with the US clinical trial of the APTIMA HPV assay.

•	Marketing and sales expenses approximating 9% to 10% of total revenues.

•	G&A expenses approximating 11% of total revenues.

•	EPS of between $1.72 and $1.76, based on 55 million to 56 million fully diluted shares outstanding for the year and a tax rate of 34% to 35%.
Recent Events
•	Regulatory Application for PROCLEIX ULTRIO Assay Submitted. On February 21, Gen-Probe announced that the Company had submitted to the U.S. Food and Drug Administration (FDA) a supplemental regulatory application for the additional use of the PROCLEIX ULTRIO assay to screen donated blood for hepatitis B virus (HBV). The FDA approved the assay to screen donated blood for HIV-1 and hepatitis C virus in late 2006. The Company is seeking approval to use the assay to screen for HBV on both its semi-automated instrument platform and on the fully automated, high-throughput TIGRIS system.

•	HPV Clinical Trial Begins. On March 31, Gen-Probe announced that the Company had begun a pivotal U.S. clinical trial of its investigational APTIMA assay to detect HPV, which causes cervical cancer. The investigational APTIMA HPV assay is an amplified nucleic acid test that is designed to detect 14 high-risk HPV types that are associated with cervical cancer. More specifically, the assay is designed to detect two messenger RNAs (mRNAs), E6 and E7, which are produced in higher amounts when HPV infections progress toward cervical cancer. Gen-Probe expects to enroll approximately 7,000 women in the study. Actual enrollment, however, may vary based on the prevalence of cervical disease among women in the trial. The trial enrollment and testing are expected to take approximately two years.

•	Two PCA3 Studies Published. The leading peer-reviewed Journal of Urology® published two important articles that the Company believes illustrate the value of Gen-Probe’s prostate cancer marker PCA3. In the first article, “PCA3: A Molecular Urine Assay for Predicting Prostate Biopsy Outcome” (Volume 179, Issue 4, Pages 1587-1592, April 2008), researchers from the Urological Sciences Research Foundation, the Johns Hopkins University, the University of Washington, DiagnoCure and Gen-Probe conclude that PCA3 is a useful adjunct to current methods for prostate cancer diagnosis. The researchers found that PCA3 scores correlate with the probability of positive prostate biopsies, and that PCA3 scores are independent of prostate volume, serum PSA level and number of prior biopsies. In the second article, “PCA3 Molecular Urine Assay Correlates With Prostate Cancer Tumor Volume: Implication in Selecting Candidates for Active Surveillance” (Volume 179, Issue 5, Pages 1804-1810, May 2008), researchers from the MD Anderson Cancer Center and Gen-Probe conclude that PCA3 scores correlate with both tumor volumes and prostatectomy Gleason scores, both of which are measures of prostate cancer aggressiveness. As a result, they suggest that PCA3 may have clinical applicability in identifying men who have low-volume or low-grade prostate cancer.
Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2008 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 421-6934 for domestic callers and (203) 369-0825 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE, PROGENSA and TIGRIS are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron, a business unit of Novartis Vaccines and Diagnostics. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2008 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2008 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$46,299	$75,963
Short-term investments	441,330	357,531
Trade accounts receivable, net of allowance for doubtful accounts of $700 and $719 at March 31, 2008 and December 31, 2007, respectively	36,759	32,678
Accounts receivable — other	3,118	11,044
Inventories	50,448	48,540
Deferred income tax — short term	8,137	8,825
Prepaid income tax	—	2,390
Prepaid expenses	14,056	17,505
Other current assets	6,056	4,402

Total current assets	606,203	558,878

Property, plant and equipment, net	142,662	129,493
Capitalized software, net	15,295	15,923
Goodwill	18,621	18,621
Deferred income tax — long term	7,942	7,942
License, manufacturing access fees and other assets, net	54,825	58,196

Total assets	$845,548	$789,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,945	$11,777
Accrued salaries and employee benefits	17,929	20,997
Other accrued expenses	4,977	4,014
Income tax payable	13,957	846
Deferred revenue — short term	2,957	2,836

Total current liabilities	54,765	40,470

Non-current income tax payable	4,341	3,958
Deferred income tax — long term	75	75
Deferred revenue — long term	4,441	4,607
Deferred rent	—	10
Deferred compensation plan liabilities	2,348	1,893

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 53,992,269 and 53,916,298 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	423,452	415,229
Accumulated other comprehensive income	2,974	1,604
Retained earnings	353,147	321,202

Total stockholders’ equity	779,578	738,040

Total liabilities and stockholders’ equity	$845,548	$789,053

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Product sales	$101,507	$87,152
Collaborative research revenue	2,459	2,352
Royalty and license revenue	18,597	11,547

Total revenues	122,563	101,051

Operating expenses:
Cost of product sales	32,636	29,160
Research and development	23,066	20,258
Marketing and sales	11,908	9,536
General and administrative	11,937	11,281

Total operating expenses	79,547	70,235

Income from operations	43,016	30,816
Interest income	4,207	2,675
Other income/(expense)	1,473	(130)

Total other income, net	5,680	2,545

Income before income tax	48,696	33,361

Income tax expense	16,751	11,886

Net income	$31,945	$21,475

Net income per share:
Basic	$0.59	$0.41

Diluted	$0.58	$0.40

Weighted average shares outstanding:
Basic	53,796	52,170

Diluted	55,023	53,634

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2008	2007

Operating activities:
Net income	$31,945	$21,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,608	8,273
Amortization of premiums on investments, net of accretion of discounts	1,735	1,052
Stock-based compensation charges	5,192	5,105
Stock option income tax benefits	369	58
Excess tax benefit from employee stock options	(145)	(1,284)
Gain on sale of stock holdings of Molecular Profiling Institute, Inc.	(1,600)	—
Changes in assets and liabilities:
Accounts receivable	3,842	(2,649)
Inventories	(1,796)	(39)
Prepaid expenses	3,447	(2,478)
Other current assets	(1,161)	(1,354)
Other long term assets	(743)	(598)
Accounts payable	3,181	(1,549)
Accrued salaries and employee benefits	(3,069)	(891)
Other accrued expenses	965	(25)
Income tax payable	15,663	7,815
Deferred revenue	(45)	(330)
Deferred income tax	688	106
Deferred rent	(10)	(28)
Deferred compensation plan liabilities	454	269

Net cash provided by operating activities	67,520	32,928

Investing activities:
Proceeds from sales and maturities of short-term investments	97,290	14,819
Purchases of short-term investments	(181,546)	(65,863)
Purchases of property, plant and equipment	(20,033)	(5,894)
Capitalization of intangible assets, including license and manufacturing access fees	(194)	(1,817)
Sale of stock holdings of Molecular Profiling Institute, Inc.	4,100	—
Other items, net	75	(352)

Net cash used in investing activities	(100,308)	(59,107)

Financing activities:
Repurchase and retirement of restricted stock for payment of taxes	(41)	—
Excess tax benefit from employee stock options	145	1,284
Proceeds from issuance of common stock	3,027	4,402

Net cash provided by financing activities	3,131	5,686

Effect of exchange rate changes on cash and cash equivalents	(7)	16

Net decrease in cash and cash equivalents	(29,664)	(20,477)
Cash and cash equivalents at the beginning of period	75,963	87,905

Cash and cash equivalents at the end of period	$46,299	$67,428